Exhibit 5

March 15, 2006

Pro-Pharmaceuticals, Inc.

189 Wells Avenue

Newton, Massachusetts 02458

Ladies and Gentlemen:

We have acted as counsel for Pro-Pharmaceuticals, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3 (the “Registration Statement”), including a prospectus to be filed with the Commission pursuant to Rule 424(b) of Regulation C promulgated under the Securities Act (the “Prospectus”) relating to the offering of up to 7,300,000 shares (the “Shares”) of the Company’s common stock, par value $.001 per share (the “Common Stock”). The Shares consist of (i) an estimated 5,150,000 Shares (the “Debenture Shares”) that are issuable upon conversion or redemption of, and as interest payments on, the Company’s 7% Convertible Debentures due February 2008 (the “Debentures”) and (ii) an estimated 2,150,000 Shares (the “Warrant Shares”) that are issuable upon the exercise of outstanding Common Stock purchase warrants (the “Warrants”). All of the Debenture Shares and Warrant Shares are being registered on behalf of security holders of the Company (the “Selling Securityholders”).

As counsel to the Company, in connection with this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions set forth herein. In our examinations, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photocopies and the authenticity of the originals of such latter documents.

Based upon the foregoing, we are of the opinion that:

(i) The Debenture Shares to be issued upon the conversion or redemption of, and as interest payments on, the Debentures have been duly authorized and, when issued upon such conversion, redemption or as interest payments in accordance with the terms of the Debentures to which they relate, will be validly issued, fully paid and non-assessable; and

(ii) The Warrant Shares to be issued upon the exercise of the Warrants have been duly authorized and, when issued upon such exercise in accordance with the terms of the outstanding Warrants to which they relate, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm appearing under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP